Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of VeriChip Corporation (the “Company”) of our report dated February 11, 2009, which included language relating to the Company’s sale of Xmark Corporation in 2008 and classified as discontinued operations and the implementation of FIN 48, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2008 and 2007 and for the years then ended, which are included in the Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.
/s/ Eisner LLP
April 17, 2009
New York, New York